EXHIBIT 11
                                                                      ----------

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share

                                                                      December 31,     December 31,
                                                                          2000             1999
                                                                      -----------      -----------
Net income (loss), as reported                                        $  (187,525)     $   101,789

Preferred stock preference items:

Warrant

Discount inherent in conversion terms of Series C convertible preferred stock upon issuance

Discount inherent in conversion terms of Series D convertible preferred stock upon issuance

Discount inherent in conversion terms of Series E convertible preferred stock upon issuance

Discount inherent in conversion terms of Series F
        convertible preferred stock upon issuance                     $      --        $   (56,250)

Interest on Series B, C, D and F convertible preferred stock          $  (304,005)     $  (420,625)
                                                                      -----------      -----------

Total preferred stock preference item                                 $  (304,005)     $  (476,875)

Net loss attributable to common stockholders                          $  (491,530)     $  (375,086)

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                      4,527,144        2,787,346
B. Shares attributable to convertible preferred stock outstanding            --               --
C. Shares attributable to common stock options and warrants
        pursuant to APB 15, paragraph 38 (a)                                 --               --
                                                                      -----------      -----------
Weighted average shares outstanding                                     4,527,144        2,787,346
                                                                      ===========      ===========
Net loss per share                                                    $     (0.11)     $     (0.13)
                                                                      ===========      ===========